Exhibit 10.18

MASTER LICENSE AGREEMENT

This Master License (“Agreement”) is made and entered into as of the date on which AIAI HOLDINGS CORPORATION (the “Company”) files its request for acceleration of the effectiveness of its registration statement with the U.S. Securities and Exchange Commission (the “Effective Date”), by and between the Company, a Delaware corporation, and MESSIER 42, LLC, a Delaware limited liability company (“M42”). The Company and M42 are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, M42 is the owner of all right, title, and interest in and to certain intellectual property, including patents, trademarks, copyrights, and trade secrets, in and to the M42 AI Platform, as defined herein and more fully described in the Appraisal, as defined herein;

WHEREAS, the Company desires to obtain, and M42 desires to grant, a license to use the M42 AI Platform upon the terms and conditions set forth in this Agreement;

WHEREAS, M42 desires to contribute the M42 AI Platform License (as defined herein) to the capital of the Company in exchange for shares of common stock of the Company (the “Exchange”) in order to provide the Company with the core technology necessary for the express purpose of commercially developing, marketing and enhancing the M42 AI Platform; and

WHEREAS, the Parties intend for the Exchange to constitute a transfer of property to a controlled corporation within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, resulting in non-recognition of gain or loss to M42 (the “Intended Tax Treatment”);

WHEREAS, the Parties acknowledge that services, support, maintenance, and other ongoing obligations related to the M42 AI Platform will be addressed in a separate Technology Services Agreement to be entered into contemporaneously herewith; and

WHEREAS, the Parties desire to set forth their agreement regarding the M42 AI Platform License.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

DEFINITIONS

Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Action” means any complaint, claim, demand, prosecution, indictment, action, litigation, lawsuit, arbitration, proceeding, hearing, inquiry, audit, or investigation (whether civil, criminal, judicial, or administrative, and whether formal or informal, and whether public or private) made or brought by any Person or brought or heard by or before any Governmental Authority.

(b) “Affiliate(s)” of a Party shall mean any other Person (whether incorporated or not, and whether existing as of the Effective Date or that exist in the future), that directly or indirectly controls, is controlled by, or is under common control with such Party. For purposes of this definition, “control” means the possession, whether directly or indirectly, of the power to direct or cause the direction of the management, policies, and affairs of another Person, whether through ownership, agreement, contract, or otherwise, including, without limitation owning or controlling 10% or more of the outstanding voting securities of such other Person.

(c) “Business Day” means any day other than a Saturday, Sunday, or a day on which banks located in the State of Texas, USA are authorized or required by Law to close.

(d) “Confidential Information” means all non-public, proprietary, or confidential information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether disclosed orally, in writing, or in any other form, including: (i) the terms and conditions of this Agreement (but not its existence); (ii) a Party’s trade secrets, business plans, strategies, methods, and/or practices; (iii) the Source Code and any non-public aspects of the M42 AI Platform; (iv) technical information, including software, technology, computer systems architecture, network configurations, algorithms, formulas, designs, specifications, and data; (v) any other information relating to either Party that is not generally known to the public, including information about either Party’s personnel, products, customers, financial information, marketing and pricing strategies, services, future business plans, know-how, formulas, processes, ideas, and inventions (whether or not patentable); (vi) any other information that is marked as confidential or that the Receiving Party knows or should reasonably know is confidential or proprietary given the nature of the information and circumstances of disclosure; and (vii) any and all analyses, compilations, studies, notes, or other materials prepared with or which contain or are based on Confidential Information received from the Disclosing Party.

Confidential Information does not include information that: (i) is known to the Receiving Party prior to the time of disclosure by the Disclosing Party as evidenced by written records of the Receiving Party; (ii) is or becomes publicly known and made generally available through no improper action or inaction by the Receiving Party or any agent or Affiliate of the Receiving Party; (iii) is independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party; (iv) has been rightfully received by the Receiving Party from a third party who is not known by the Receiving Party at the time of receipt of the Confidential Information to be under an obligation of confidentiality restricting the disclosure of the Confidential Information to the Receiving Party; or (v) is approved for release by written authorization of the Disclosing Party.

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(e) “Derivative Works” means any modifications, enhancement, improvement, adaptation, translation, or other derivative work of the Licensed Property in whole or in part, including any work based upon the Licensed Property or any portion thereof, that if prepared without authorization would constitute copyright infringement or misappropriation of trade secrets under applicable law.

(f) “Documentation” means all user manuals, technical manuals, specifications, instructions, training materials, and other documents relating to the M42 AI Platform, whether in written, electronic, or other form.

(g) “Enhancements” means any modification, update, upgrade, improvement, bug fix, patch, or enhancement to the M42 AI Platform, including any Derivative Works.

(h) “Field of Use” means use of the Licensed Property in a business model substantially similar to Company’s business model, which includes creating and operating an AI-powered ecosystem to scale companies across multiple industry sectors by improving operating results through the sublicensing, sale, distribution, use, and/or application of the Licensed Property, and the acceleration and development of new products and/or services.

(i) “Governing Documents” means (i) with respect to a corporate Person, such Person’s (1) certificate or articles of incorporation or other formation document, as amended to date, (2) bylaws, and (3) any resolution adopted by the board of directors or shareholders of such Person; and (ii) with respect to a limited liability company Person, such Person’s (1) certificate of formation or organization or other formation document, (2) operating or similar agreement or document, and (3) any resolution adopted by the board of directors, manager, managing member, or members of such Person.

(j) “Governmental Authority” means any: (i) nation, state, county, city, town, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; (v) stock exchange or quotation service; (vi) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (vii) arbitrator or mediator; or (viii) any official or authorized representative of any of the foregoing.

(k) “Governmental Authorization” means any Consent, permit, license, Order, or other authorization issued, granted, given, or otherwise made available by or under the authority, or any requirement, of any Governmental Authority or pursuant to any Laws.

(l) “Intellectual Property Rights” means all intellectual property rights worldwide, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, patent rights, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all copyrights and works of authorship (whether copyrightable or not), and all applications, registrations, and renewals in connection therewith in any jurisdiction; (iii) all know-how, trade secrets, and Confidential Information; (iv) all Software; (v) trademarks, service marks, trade names, trade dress, and similar rights; (vi) moral rights and rights of publicity; (vii) all other intellectual property and/or proprietary rights recognized by law or equity; and (viii) all tangible embodiments of any of the foregoing (in whatever form or medium), including all copies thereof.

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(m) “Law/s” means any federal, state, local, municipal, foreign, international, multinational, or other order, constitution, law, ordinance, principle of common law, regulation, statute, rule, treaty, permit, license, certificate, judgment, Order, decree, award, or other decision or requirement of any arbitrator or Governmental Authority.

(n) “Licensed Property” means, collectively, (i) the M42 AI Platform; (ii) the Source Code; (iii) Documentation; (iv) all Intellectual Property Rights owned or controlled by M42 in, to or relating to any of the foregoing; and (v) all Enhancements to any of the foregoing.

(o) “Lien” means any lien, security interest, pledge, charge, claim, condition, equitable interest, option, right of first refusal, preemptive right, conditional or installment sale agreement, or other adverse interest.

(p) “M42 AI Platform” means the software platform known as M42 AI Platform, including all versions, modules, components, and features thereof, together with all Source Code, object code, algorithms, interfaces, data structures, and related technology embodied therein or related thereto.

(q) “Order” means any judgment, decision, order, injunction, decree, award, or writ of any Governmental Authority.

(r) “Person” means any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, unincorporated organization, or other entity, or a Governmental Authority.

(s) “Source Code” means the human-readable form of computer software code, including all comments, annotations, and related materials, from which object code is derived through compilation, assembly, or interpretation, together with all documentation, flow charts, and other materials necessary to understand such code.

ARTICLE I

M42 AI PLATFORM LICENSE GRANT

1.1 Grant of License. Subject to the terms and conditions of this Agreement, including the License Consideration set forth in Section 2.1 below, M42 hereby grants to Company a perpetual, exclusive (within the Field of Use), worldwide, fully paid, royalty-free, non-transferable (except as otherwise provided in this Agreement) license under all Intellectual Property Rights in and to the Licensed Property (the “M42 AI Platform License”) to:

(a) use, execute, reproduce, display, and perform the M42 AI Platform solely within the Field of Use;

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(b) add to, build upon, modify, improve, enhance, and create Derivative Works of the M42 AI Platform within the Field of Use; provided that Company may not change or modify the underlying base Source Code for the M42 AI Platform;

(c) distribute and sublicense the M42 AI Platform and Derivative Works thereof to end users solely within the Field of Use, subject to the sublicensing restrictions set forth in Section 1.4; and

(d) otherwise exploit the Licensed Property solely within the Field of Use for Company’s business purposes.

1.2 Exclusivity. The license granted under Article I is exclusive within the Field of Use, meaning that M42 shall not, and shall cause its Affiliates not to:

(a) use or exploit the Licensed Property within the Field of Use;

(b) compete with Company: (i) within the Field of Use using the Licensed Property or any technology substantially similar thereto, or (ii) by providing services or solutions to any Person identified by Company in writing to M42 as a potential acquisition target; or

(c) grant any other Person any license or other rights to exploit the Licensed Property except as permitted in Section 1.3 of this Agreement.

1.3 Reservation of Rights. M42 reserves all rights in and to the Licensed Property not expressly granted to Company under this Agreement. Without limiting the foregoing, M42 retains the right to use, modify, enhance, and otherwise exploit the Licensed Property outside the Field of Use without restriction in connection with its existing solutions business whereby M42 is compensated based on a percentage of savings or gain realized by the solutions customer arising out of M42’s deployment of the M42 AI Platform in the customer environment. For avoidance of doubt, M42 shall not, and shall cause its Affiliates not to: (a) license the Licensed Property to any other Person; (b) offer the Licensed Property on a Software as a Service basis; or (c) develop a professional services business with a third party that exploits the Licensed Property.

1.4 Sublicensing. Company may grant sublicenses under the license granted in Article I solely: (a) to end users in the ordinary course of Company’s business within the Field of Use; (b) to Affiliates of Company, including the right for Affiliates with a sublicense to further sublicense the Agreement to other third parties consistent with this Agreement; and (c) to contractors and service providers solely to the extent reasonably necessary for such contractors and service providers to provide services to Company and Company’s Affiliates. Any sublicense granted by Company shall: (i) be consistent with and subject to the terms and conditions of this Agreement; and (ii) not expand the scope of the license granted hereunder. Company shall provide M42 with written notice of any sublicense granted under this Section or any sublicense outside the ordinary course of business within thirty (30) days after the grant thereof.

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1.5 No Implied Licenses. Nothing in this Agreement shall be construed to grant any license or right to Company by implication, estoppel, or otherwise with respect to any Intellectual Property Rights of M42 other than the license and rights expressly granted in Article I.

1.6 Use Restrictions. Company shall not, and shall cause its sublicensees not to:

(a) use the Licensed Property outside the Field of Use;

(b) remove, alter, or obscure any copyright, trademark, or other proprietary rights notice on or in the Licensed Property.

(c) reverse engineer, disassemble, or decompile the object code of the M42 AI Platform, except to the extent such restriction is prohibited by applicable law;

(d) use the Licensed Property in any manner that violates applicable law, regulation, or third-party right; or use the Licensed Property to develop any product or service that competes with M42 outside the Field of Use.

1.7 Assignability. The M42 AI Platform License is transferable and assignable by Company in connection with any assignment of this Agreement by Company in accordance with Section 11.2.

ARTICLE II

M42 AI PLATFORM LICENSE CONSIDERATION

2.1 M42 AI Platform License Consideration. In full consideration for the licenses and rights granted under this Agreement, Company shall issue to M42, on or before the Effective Date, 25,137,000 shares of Company’s Class A common stock, par value $0.001, with a value estimated upon agreement of the Parties as $502,740,000.00 as of the date of issuance (the “License Consideration”), which the Parties acknowledge represents the fair market value of the Licensed Property as of the Effective Date. This valuation has been determined based on appraisal (the “Appraisal”). The License Consideration shall be duly authorized, validly issued, fully paid, and non-assessable.

2.2 Separate Consideration for Services. The Parties acknowledge and agree that any services, support, maintenance, training, or other ongoing obligations provided by M42 to Company shall be governed by a separate Technology Services Agreement and shall be compensated separately thereunder. The License Consideration provided under this Agreement is solely for the license and rights granted herein and does not include compensation for any such services.

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2.3 No Royalties or Other Payments. Except as expressly set forth in Article II, M42 shall have no obligation to pay any royalties, license fees, milestone payments, or other consideration to M42 in connection with Company’s exercise of the license granted under Article I.

2.4 Tax Covenants.

(a) The Parties intend that the transfer of the Licensed Property pursuant to this Agreement in exchange for the License Consideration shall qualify for the Intended Tax Treatment. Each Party hereto shall prepare and file all tax returns and information reports in a manner consistent with the Intended Tax Treatment and shall not take any position that is inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Parties agree to prepare and file with their respective U.S. federal income tax returns for the taxable year in which the Exchange occurs the statements and information required by Section 1.351-3 of the Treasury Regulations.

(c) For a period of two (2) years following the date of the Exchange, neither Party shall, nor shall they permit their Affiliates to, take any action that would reasonably be expected to cause the Exchange to fail to qualify for the Intended Tax Treatment, including, without limitation, any action that would cause the transferors to fail the “control” requirement of Section 351(a) or cause the Company to be treated as an “investment company” under Section 351(e).

(d) In the event of any audit, litigation, or other proceeding with respect to the Intended Tax Treatment, each Party shall cooperate fully with the other, including by providing records and information, making employees available to testify, and executing any necessary documents.

ARTICLE III

TERM AND TERMINATION

3.1 Term. The term of this Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with this Article, shall continue in perpetuity (“Term”).

3.2 Early Termination for Cause. Either Party may terminate this Agreement (subject to the provisions that are to survive any such termination) upon written notice in the event that the other Party:

(a) files or has filed against it any proceeding in bankruptcy, insolvency, or reorganization pursuant to bankruptcy laws or any debtor’s moratorium, makes an assignment for the benefit of creditors, or commences or has commenced against it any action appointing a receiver or trustee over its assets, which, in the case of an involuntary proceeding, is not dismissed within ninety (90) days of its filing; or

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(b) breaches any material term or provision of this Agreement and fails to cure such breach within thirty (30) days following written notice detailing such breach from the non-breaching Party.

3.3 Early Termination by Mutual Consent. This Agreement may be terminated at any time by mutual written consent by the Parties.

3.4 Effect on Rights. Notwithstanding anything to the contrary in this Agreement:

(a) the M42 AI Platform License and all rights granted to Company thereunder that have come into effect prior to the termination date shall not be terminated or cease by reason of any termination of this Agreement by either Party for any reason, and the provisions of Article I relating to the foregoing shall survive any termination of this Agreement and continue in perpetuity;

(b) Company’s rights under the provisions in Article V regarding Source Code Escrow shall survive and remain in full force and effect;

(c) Company shall: (i) retain joint ownership of all Derivative Works that have come into effect prior to the termination date and shall continue to have the rights specified in Section 4.2 for Joint Derivative Works; and (ii) have sole, exclusive ownership of any Derivative Works in the Field of Use that are conceived, developed, or funded by or on behalf of Company on and after the termination date, with the exclusive right to use, modify, license, sublicense, create derivative works of, and otherwise exploit such Derivative Works within its Field of Use, without accounting to M42; and

(d) All sublicenses granted by Company in accordance with this Agreement prior to termination shall survive and remain in full force and effect in accordance with their terms.

3.5 Survival. Termination of this Agreement for any reason shall not release any Party from any liabilities or obligations set forth in this Agreement which (i) the Parties have expressly agreed shall survive any such termination or expiration, or (ii) by their nature would be intended to be applicable following any such termination or expiration.

ARTICLE IV

OWNERSHIP AND DERIVATIVE WORKS

4.1 Ownership of Licensed Property. M42 retains all right, title, and interest in and to the Licensed Property, subject to the license granted to Company under Article I.

4.2 Joint Derivative Works. Any Derivative Works shall be jointly owned by the Parties, without regard to which Party (inclusive of its employees, contractors, or agents) conceived, developed, contributed, or funded expenses associated with creating such Derivative Works. Each Party shall have the right to use, modify, create derivative works of, and otherwise exploit any Derivative Works within its respective field of use as provided in this Agreement, without accounting to the other Party, provided that: (a) Company’s exploitation of Derivative Works shall be limited to the Field of Use; and (b) M42’s exploitation of Joint Derivative Works shall be subject to Sections 1.2 and 1.3.

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4.3 Disclosure and Delivery. Each Party shall promptly disclose to the other Party the creation of any Derivative Works and, to the extent requested by the other Party, shall promptly deliver to the other Party all Derivative Works (including Source Code and Documentation).

4.4 Assignment of Rights. Each Party shall, and shall cause its employees, contractors, and agents to, execute such documents and take such actions as may be reasonably necessary to effectuate the ownership provisions of this Article 4, including assignments of Intellectual Property Rights.

ARTICLE V

SOURCE CODE ESCROW

5.1 Escrow Arrangement. Within thirty (30) days after this Agreement is fully executed, M42 shall enter into a source code escrow agreement (the “Escrow Agreement”) with a mutually agreed upon escrow agent (the “Escrow Agent”) for the benefit of Company, in a form to be agreed upon by the Parties. The Escrow Agreement shall provide for the deposit of the Source Code and related materials as specified in Section 5.2.

5.2 Deposit Materials. M42 shall deposit with the Escrow Agent:

(a) complete and current copies of all Source Code for the M42 AI Platform, including all modules, components, libraries, and related materials;

(b) complete and current copies of all Documentation necessary to understand, compile, maintain, and modify the Source Code;

(c) all tools, utilities, compilers, and development environments reasonably necessary to compile the Source Code into executable form;

(d) all scripts, procedures, and instructions necessary to build, deploy, and operate the M42 AI Platform;

(e) all passwords, keys, and other security credentials necessary to access and use the deposited materials; and

(f) such other materials as may be reasonably necessary to enable Company to maintain and modify the M42 AI Platform.

5.3 Updates to Deposit. M42 shall deposit with the Escrow Agent updated versions of the materials specified in Section 5.2 within thirty (30) days after any material Enhancement or modification to the M42 AI Platform, and in any event not less frequently than quarterly. Each deposit shall be clearly labeled with a version number and date.

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5.4 Release Conditions. The Escrow Agent shall release the deposited materials to Company upon the occurrence of any of the following events (each, a “Release Condition”):

(a) M42 files or has filed against it any proceeding in bankruptcy, insolvency, or reorganization pursuant to bankruptcy laws or any debtor’s moratorium, makes an assignment for the benefit of creditors, or commences or has commenced against it any action appointing a receiver or trustee over its assets, which in the case of an involuntary proceeding is not dismissed within ninety (90) days of its filing;

(b) M42 ceases to do business as a going concern, dissolves, or liquidates;

(c) M42 materially breaches its obligations under this Agreement or any separate services agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof from Company;

(d) M42 fails to make any required deposit under Sections 5.1, 5.2, or 5.3 and does not cure such failure within thirty (30) days after receiving written notice thereof from Company; or

(e) any other release condition specified in the Escrow Agreement.

5.5 Verification Rights. Company shall have the right, not more than once per calendar year, to engage an independent third party reasonably acceptable to M42 to verify that the materials deposited with the Escrow Agent are complete, current, and in accordance with the requirements of this Article V. Such verification shall be conducted at Company’s expense and subject to appropriate confidentiality restrictions.

5.6 Use Upon Release. Upon release of the escrowed materials to Company pursuant to Section 5.4, Company may use such materials solely to exercise its rights under the license granted in Article I, including to maintain, modify, enhance, and continue using the Licensed Property within the Field of Use. Company shall maintain the confidentiality of all released materials in accordance with Article VII.

5.7 Costs. M42 shall bear the initial cost of establishing the escrow arrangement and all ongoing fees and expenses associated with maintaining the source code escrow, including but not limited to all charges by the Escrow Agent, annual maintenance fees, and fees for updating deposits. Company shall bear the cost of any verification conducted pursuant to Section 5.5.

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ARTICLE VI

REPRESENTATIONS, WARRANTIES, AND COVENANTS

6.1 Representations and Warranties of Company. Company represents and warrants to M42 as follows:

(a) Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver, and perform this Agreement.

(b) This Agreement constitutes a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms.

(c) The execution, delivery, and performance of this Agreement by Company will not, with or without the passage of time or giving of notice (or both): (i) violate or conflict with or result in a breach of its Governing Documents, (ii) violate any applicable Laws or regulation, or (iii) result in any violation or be in conflict with or constitute, a default under any instrument, judgment, order, writ, decree, license, contract, or agreement to which Company is a party or bound.

(d) The shares of stock to be issued to M42 in the Exchange constitute “stock” for purposes of Section 351 of the Code and are not “nonqualified preferred stock” as defined in Section 351(g) of the Code. Such shares are common stock that participate in the growth of the corporation to a significant extent and are not limited or preferred as to dividends. Such shares do not carry any right by the holder to require redemption, any obligation for the issuer to redeem, or any right by the issuer to redeem.

(e) As of the date of this Agreement, the Company has no pre-existing, binding plan, agreement, or commitment to issue additional shares of its stock, redeem stock, or take any other action that would cause M42 together with other transferors engaged in similar transactions as part of the same plan to fail to be in “control” of the Company (within the meaning of Section 368(c) of the Code) immediately after the Exchange.

(f) The Company is not an “investment company” as defined in Section 351(e)(1) of the Code and the Treasury Regulations thereunder. The Exchange will not result in the diversification of M42’s interests. The Company is, or will be upon consummation of the Exchange, engaged in an active trade or business and will use the Licensed Property in such trade or business.

6.2 Representations and Warranties of M42. M42 represents and warrants to Company as follows:

(a) M42 is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute, deliver, and perform this Agreement.

(b) This Agreement constitutes a valid and legally binding obligation of M42, enforceable against M42 in accordance with its terms.

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(c) The execution, delivery, and performance of this Agreement by M42 will not, with or without the passage of time or giving of notice (or both): (i) violate or conflict with or result in a breach of its Governing Documents; (ii) violate or conflict with any Laws to which M42 or M42 assets or properties (including the Licensed Property) is subject or by which any of them is bound; (iii) give any Governmental Authority or other Person the right to challenge this Agreement or any aspect of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Law to which M42 or M42’s business or any of M42’s assets or properties (including the Licensed Property) may be subject; (iv) result in any violation of, be in conflict with, or constitute a default under any instrument, judgment, order, writ, decree, license, contract, or agreement to which M42 or any of M42’s assets or properties (including the Licensed Property) is a party or bound; or (v) result in, require, or permit the creation or imposition of any Lien upon or with respect to any of the assets or properties owned, leased, or used by M42 in the operation of its business, including the Licensed Property.

(d) All Governmental Authorizations and third-party consents, approvals, authorizations, filings, or other actions that are required in connection with the execution, delivery, and performance of this Agreement by M42 or the consummation of the transactions contemplated hereby have been obtained, given, or made.

(e) There are no Actions presently pending, threatened, or contemplated against M42 or any predecessor thereto and there are no facts that could reasonably serve as a basis for any such Action, including any challenges or questions regarding M42’s ownership of or rights in the Licensed Property. There are no, and during the past five (5) years have not been any, unsatisfied or outstanding Orders against, binding upon, or adversely affecting M42 or any predecessor thereto, the Licensed Property, or M42’s business. M42 has not received any claims, threats, or notices claiming any infringement, misappropriation, or violation of any third-party Intellectual Property Rights related to the Licensed Property or in the conduct of M42’s business. No Actions are currently pending or have been filed against or by M42 or any predecessor thereto or any of M42’s Affiliates for any infringement, misappropriation, violation of any Intellectual Property Rights of any third party, and there is no basis for a third party to assert any claim or bring any Action for any violation, infringement, or misappropriation of any Intellectual Property Right or other proprietary rights of any third party.

(f) M42 is the sole and exclusive owner of the Licensed Property and possesses all rights necessary to grant the M42 AI Platform License as set forth herein. The Licensed Property is free and clear of all Liens, encumbrances, security interests or other restrictions that would prevent or limit M42’s ability to grant the licenses and rights granted hereunder. M42 has not entered into any contract nor made any commitments that will or may impair Company’s rights under this Agreement. M42 has not granted and shall not grant during the Term of this Agreement any license or other rights to any third party that would conflict with or diminish the exclusive license and other rights granted to Company in Article I of this Agreement.

(g) All Persons who have contributed to the creation, invention, or development of the Licensed Property or any Intellectual Property Rights related to any of the foregoing have assigned to M42 all of their rights therein that do not vest initially in M42 by operation of Law. All M42 employees and contractors have executed agreements containing appropriate confidentiality and assignment provisions.

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(h) The Licensed Property has been developed and is licensed in compliance with all applicable Laws.

(i) M42 takes reasonable actions to protect and maintain (i) any trade secrets and Confidential Information that constitute Intellectual Property Rights related to the Licensed Property, including executing confidentiality and non-disclosure agreements with employees and contractors, and (ii) the confidentiality, integrity, and security of its Software, databases, systems, networks, and Internet websites, and information stored or contained therein or transmitted thereby, and all transactions consummated in connection therewith, from any unauthorized use, access, interruption, or modification by third parties, including the use of reliable encryption protection (or an equivalent).

(j) Upon request, M42 shall provide Company with a complete and accurate list of all open source software components included in or distributed with the M42 AI Platform. To M42’s knowledge, the use of such open source components in the M42 AI Platform does not: (i) require the licensing or distribution of any portion of the M42 AI Platform under an open source license; (ii) require the disclosure of any Source Code for the M42 AI Platform; or (iii) impose any other material restriction or condition on M42’s use or distribution of the M42 AI Platform.

(k) The Licensed Property constitutes “property” within the meaning of Section 351 of the Code and does not constitute services rendered or to be rendered to or for the benefit of the Company. The Licensed Property was not created or developed specifically for the Company.

(l) M42 is receiving no consideration for the License other than the shares of Company stock specified herein. M42 is not receiving any cash, notes, or other property from the Company in connection with the Exchange.

(m) As of the date of this Agreement, M42 has no pre-existing, binding plan, agreement, or commitment to sell, transfer, or otherwise dispose of the Company stock to be received in the Exchange in a manner that would cause M42 together with other transferors making engaged in similar transactions as part of the same plan to fail to be in “control” of the Company (within the meaning of Section 368(c) of the Code) immediately after the Exchange.

6.3 Performance Warranties.

(a) Fitness for Purpose. M42 warrants that the M42 AI Platform is fit for use for the purposes described in the Documentation and is capable of performing the functions described in the Appraisal in all material respects when used in accordance with the Documentation.

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(b) Functionality. M42 warrants that the M42 AI Platform will perform in all material respects in accordance with the Documentation and the Appraisal. If Company notifies M42 in writing of any material failure of the M42 AI Platform to conform to this warranty, M42 shall, at its sole expense, use its best efforts to correct such non-conformity within thirty (30) days. If M42 is unable to correct such non-conformity within thirty (30) days after receiving notice thereof, Company may, at its sole option and discretion, elect to: (i) accept the non-conformance and receive a refund of a portion of the value of the License Consideration specified in Section 2.1 equal to the corresponding diminution of value of the Licensed Property as a result of the non-conformance with this warranty; or (ii) terminate this Agreement under Section 3.2 and receive a refund of the full (100%) value of the License Consideration specified in Section 2.1.

(c) M42 represents and warrants that the Licensed Property does not contain any viruses, malware, backdoors, disabling code, Trojan horses, worms, time bombs, cancelbots, or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept, or expropriate any system, data, or personal information.

(d) Professional Standards. M42 warrants that any services provided by M42 under a separate Technology Services Agreement shall be performed in a professional and workmanlike manner consistent with industry standards.

6.4 M42’s Covenants. M42 covenants and agrees, on behalf of itself and its Affiliates, that during the term of this Agreement:

(a) it shall not grant any license of the Licensed Property to any other Person;

(b) it shall not grant any other Person any rights in the Licensed Property that would conflict with or diminish Company’s exclusive rights set forth in Article I;

(c) it shall not offer the Licensed Property on a Software as a Service basis or develop a professional services business that exploits the Licensed Property;

(d) it shall not compete with Company: (i) within the Field of Use using the Licensed Property or any technology substantially similar thereto, or (ii) by providing services or solutions to any Person identified by Company in writing to M42 as a potential acquisition target;

(e) it shall maintain the Intellectual Property Rights in the Licensed Property, including by filing and maintaining all necessary patent applications and registrations and taking reasonable steps to protect trade secrets;

(f) it shall not take any action that would materially diminish the value of the license and rights granted hereunder;

(g) it shall promptly notify Company of any actual or threatened infringement of the Licensed Property or any challenge to M42’s ownership thereof; and

(h) it shall comply with all applicable laws and regulations in connection with its obligations under this Agreement.

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ARTICLE VII

CONFIDENTIALITY

7.1 Obligations. The Receiving Party shall:

(a) maintain the confidentiality of the Disclosing Party’s Confidential Information using at least the same degree of care it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care;

(b) not, during or subsequent to the termination of this Agreement, use the Disclosing Party’s Confidential Information for any purpose whatsoever other than the performance of its obligations or exercise of its rights under this Agreement, or disclose the Disclosing Party’s Confidential Information to any third party except as otherwise permitted under this Agreement;

(c) take all reasonable precautions to prevent any unauthorized disclosure of the Disclosing Party’s Confidential Information including, but not limited to, limiting access to the Disclosing Party’s Confidential Information to employees, subcontractors, independent contractors, agents, advisors, and Affiliates who have a legitimate need to know such information, (limiting the scope of access afforded such persons to the narrowest scope of access required) and who are bound by confidentiality obligations (by contract, duties, or otherwise) that are no less stringent than the confidentiality provisions of this Agreement; and

(d) promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

7.2 Compelled Disclosure. If the Receiving Party is legally compelled by law, regulation, court oder, or other legal process by any governmental or judicial agency or body pursuant to proceedings over which such agency or body has jurisdiction to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall, prior to any such disclosure: (i) assert the confidential nature of the Confidential Information to the agency or body; (ii) where legally permissible, immediately notify the Disclosing Party in writing of the agency’s or body’s request to disclose Confidential Information; (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or seeking a protective order or other appropriate remedy to narrow the scope of the compelled disclosure and protecting its confidentiality; and (iv) in any event only disclose such Confidential Information, or portion thereof, specifically requested by the agency or body.

7.3 Ownership. All Confidential Information shall remain the property of the Disclosing Party. No license or other rights in the Confidential Information are granted hereby except as expressly provided in this Agreement.

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7.4 Return or Destruction. Upon the termination of this Agreement, or upon the Disclosing Party’s earlier request, the Receiving Party will deliver to the Disclosing Party (and will not recreate or deliver to anyone else) all of the Disclosing Party’s Confidential Information that the Receiving Party may have in its possession or control; or upon the Disclosing Party’s request, the Receiving Party will destroy all Confidential Information of the Disclosing Party in its possession or control, including all copies, and confirm in writing that it has complied with the obligations set forth in this Section 7.4; except: (i) as otherwise provided in Section 3.4; (ii) for one archival copy to be retained by the Receiving Party’s legal department solely for the purpose of determining the Receiving Party’s rights and obligations hereunder; and (iii) for copies that are retained in accordance with the Receiving Party’s standard electronic backup and archival procedures, provided that such copies remain subject to the confidentiality obligations of this Agreement.

7.5 Equitable Relief. The Receiving Party acknowledges that a breach of this Article VII may cause irreparable harm to the Disclosing Party for which monetary damages would be an inadequate remedy. Accordingly, the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach or threatened breach of this Article VII, without the necessity of posting a bond and without prejudice to any other rights or remedies available to the Disclosing Party.

7.6 Duration. The obligations under this Article VII shall survive for a period of seven (7) years from the date of disclosure of the Confidential Information; provided, however, that obligations with respect to Confidential Information that constitutes a trade secret shall survive for so long as such information remains a trade secret under applicable law.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification. M42 shall indemnify, defend, and hold harmless Company, its Affiliates, and sublicensees, along with their respective officers, directors, employees, agents, successors, and assigns, from and against any and all losses, debts, liabilities, damages, obligations, claims, demands, fines, penalties, forfeitures, judgments, or settlements of any nature or kind, known or unknown, liquidated or unliquidated, including all reasonable costs, fees, and expenses incurred (legal, accounting, or otherwise) (collectively, “Damages”) arising out of, resulting from, or based upon any claim, action, or proceeding by any third party, including any governmental or regulatory body, (each a “Claim”), alleging:

(a) any breach of the obligations, representations, warranties, or covenants of M42 set forth in this Agreement;

(b) any violation of applicable Law or Order by M42;

(c) that the Licensed Property, the operation, use or support of the Licensed Property, or sublicenses of the Licensed Property granted by Company in accordance with this Agreement infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any third party; or

(d) any gross negligence or willful misconduct by M42.

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8.2 Indemnification Process.

(a) The party seeking indemnification (the “Indemnified Party”) shall promptly notify M42 in writing of any Claim for which indemnification is sought. Notwithstanding the foregoing, the failure to notify or any delay in notifying M42 of a Claim will not relieve M42 of its indemnification obligations, except to the extent that M42 demonstrates the defense of such Claim is materially prejudiced thereby, and then only to the extent of such prejudice.

(b) M42 will have the right to control the defense and settlement of any such Claim, provided that: (i) M42’s choice of counsel is reasonably satisfactory to the Indemnified Party; (ii) M42 conducts the defense of the Claim in a commercially reasonable manner; (iii) the Indemnified Party has the right to participate in the defense of any Claim with separate counsel of its choice at its sole cost and expense; and (iv) M42 will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), provided, however, that no consent of the Indemnified Party shall be required if the judgment or settlement contains an unconditional release of the Indemnified Party from all liability and adverse actions with respect to such Claim and does not subject the Indemnifying Party to any injunction, non-monetary obligations, or other equitable relief.

(c) The Indemnified Party shall cooperate with M42 in the defense of any Claim, including by providing access to relevant documents and personnel.

(d) If M42 fails to assume the defense of any Claim within ten (10) days after notice thereof, the Indemnified Party may defend and settle such Claim in any manner it may reasonably deem appropriate at M42’s expense, provided that: (i) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of M42 (not to be unreasonably withheld or delayed); (ii) M42 will reimburse the Indemnified Party promptly and periodically (on Net Thirty (Net 30) payment terms) for the costs of defending against the Claim (including reasonable attorneys’ fees and expenses) to the extent M42 is obligated to provide indemnity hereunder; and (iii) M42 will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent required under this Article VIII.

8.3 Infringement Remedies. If any Licensed Property becomes, or in M42’s opinion is likely to become, the subject of a Claim for infringement of Intellectual Property Rights, then:

(a) M42 shall, at its sole expense, use its best efforts to:

(i) procure for Company, its Affiliates, and sublicensees the right to continue using such Licensed Property; or

(ii) replace or modify such Licensed Property so that it becomes non-infringing while providing substantially equivalent functionality.

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(b) If neither of the foregoing options is available despite M42’s best efforts, Company may terminate the license with respect to the infringing Licensed Property or any portion thereof and M42 shall refund to Company a portion of the value of the License Consideration specified in Section 2.1 equal to the corresponding diminution of value of the Licensed Property as a result of the infringement.

ARTICLE IX

LIMITATION OF LIABILITY

9.1 Exclusion of Consequential Damages. EXCEPT FOR (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VIII, (B) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (C) AN UNAUTHORIZED DISCLOSURE, SECURITY BREACH, OR CYBERSECURITY INCIDENT FOR WHICH THERE IS APPLICABLE INSURANCE COVERAGE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, LOSS OF USE, LOSS OF DATA, LOSS OF GOODWILL, OR BUSINESS INTERRUPTION, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2 Cap on Liability. EXCEPT FOR (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VIII, (B) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (C) AN UNAUTHORIZED DISCLOSURE, SECURITY BREACH, OR CYBERSECURITY INCIDENT FOR WHICH THERE IS APPLICABLE INSURANCE COVERAGE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE VALUE OF THE LICENSE CONSIDERATION AS SET FORTH IN SECTION 2.1.

9.3 Basis of the Bargain. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS ARTICLE IX ARE FUNDAMENTAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES AND THAT THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT SUCH LIMITATIONS.

ARTICLE X

DISPUTE RESOLUTION

10.1 Alternative Dispute Resolution. The Parties agree that reasonable disputes may occur between the Parties, and that they have an interest in resolving disputes quickly and efficiently. No party to any such dispute seeks to incur costs or to maximize the costs that they incur arising out of a dispute. Therefore, the goal of the alternate dispute resolution procedure outlined in this Article X is to enhance efficiency and reduce costs while providing a forum in which disputes can be quickly resolved. To that end, the Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity of this Agreement (hereinafter, a “Dispute”), is subject to the terms of this Article X. The Parties agree that all Disputes shall be submitted to JAMS, or its successor, for final and binding arbitration accompanied by mediation as set forth below as the sole and exclusive means of resolving such Disputes. The provisions of this dispute resolution provision may not be changed without the mutual agreement of the Parties. Further, the arbitrator(s) and mediator must conduct proceedings in accordance with these provisions; failure to do so shall result in the immediate removal of the mediator and/or arbitrator(s).

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10.2 Arbitration. Any Party may initiate arbitration of a Dispute by filing a written demand for arbitration with JAMS and serving same on the respondent. The respondent shall have three (3) days to file and serve its response to the demand for arbitration and any counterclaim it wishes to assert. Thereafter, the claimant shall have three (3) days to file its response to any counterclaim. Any claim, counterclaim, or response must set forth the amount in controversy, inclusive of all claims for damages of any kind (including actual and exemplary damages, penalties, attorney’s fees, expenses, costs or any other type of damage of any kind). Arbitration shall take place in Dallas, Dallas County, Texas. Except as modified herein, the arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures, unless the claim amount exceeds $250,000, in which case the arbitration shall be administered by JAMS according to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those rules (as applicable, the “Rules”). To the extent of any conflict between the Rules and this Article X, this Article X shall control. The Dispute and the enforcement of any award shall be governed by the laws of the State of Texas. Judgment on the award may be entered in any court having jurisdiction. Nothing in this Agreement precludes any Party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The Parties consent to exclusive jurisdiction and venue in the federal or state courts of Dallas County, Texas.

(a) Selection of Arbitrator(s). Disputes shall be heard by a single arbitrator, unless the stated claim amount exceeds $5,000,000, in which case the Dispute shall be heard by a panel of three arbitrators. The arbitrator(s) must be (i) a retired judge or a lawyer with ten (10) years of active practice experience and (ii) shall be qualified by education, experience, and training to pass upon the particular questions in dispute. If the claim amount is $5,000,000 or less, the Parties shall agree on the arbitrator within six (6) days after the commencement of arbitration. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected as provided within the Rules within ten (10) days after the commencement of arbitration. If the claim amount exceeds $5,000,000, then within three (3) days after the commencement of arbitration, each Party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within six (6) days of the commencement of the arbitration. Each Party shall communicate its choice of a party-appointed arbitrator only to the JAMS Case Manager in charge of the filing. Neither Party is to inform any of the arbitrators as to which of the Parties may have appointed them. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its Rules. All arbitrators shall serve as neutral, independent, and impartial arbitrators.

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(b) Conduct of Parties and Counsel. The Parties and their respective counsel shall conduct themselves in a civil and respectable manner and shall refrain from any ad hominem attacks, coarse language, false statements, and other forms of indecorous behavior. The arbitrator shall have the authority to sanction any Party or counsel for any ad hominem attacks, coarse language, and other forms of indecorous behavior. Any Party or counsel who knowingly makes a false statement about the opposing Party shall be sanctioned immediately upon discovery of the false statement in the amount of $5,000 for the first infraction, an additional $10,000 for any second infraction, and an additional $20,000 per infraction for any additional infractions (hereinafter, a “Conduct Sanction”). Each Conduct Sanction is payable to the other Party within twenty-four (24) hours; moreover, the Party or attorney who commits the infraction must pay the Conduct Sanction (i.e., a Conduct Sanction based on an attorney’s infraction may not be passed on to the client for payment).

(c) Discovery. No Party to this Agreement seeks to incur unnecessary costs or maximize costs associated with any Dispute. Therefore, to enhance efficiency and reduce costs while providing a forum in which disputes can be resolved quickly, the Parties agree to strict limitations on discovery as set forth herein. The arbitrator(s) shall agree to the time limits and limitations on discovery set forth herein prior to accepting appointment. In any arbitration arising out of or related to this Agreement, all discovery must be completed within thirty (30) days after commencement of arbitration (the “Discovery Period”). No Party is allowed to serve any interrogatories or requests to admit. Discovery will be limited to the exchange of documents and depositions, as set forth below.

(i) Documents. The Parties shall cooperate in good faith in the voluntary and informal exchange of all non-privileged documents and other information (including electronically stored information (“ESI”)) relevant to the Dispute immediately after commencement of the arbitration. To that end, within fourteen (14) days after commencement of arbitration, the Parties shall complete an initial exchange of (i) all relevant, non-privileged documents, including, without limitation, copies of all documents in their possession or control on which they rely in support of their positions, (ii) the names of individuals whom they may call as witnesses at the arbitration hearing, and (iii) the names of all experts who may be called upon to testify or whose reports may be introduced at the arbitration hearing. Any Party who, without consent of the other Party, fails to produce all relevant, non-privileged documents in its possession, custody, or control within fourteen (14) days after commencement of arbitration shall be fined $10,000 (or $25,000 per infraction if two or more are discovered) payable to the other Party within twenty-four (24) hours after discovery of any such infraction (“Discovery Sanction”). In addition, within fourteen (14) days after commencement of arbitration, each Party may serve a list of particular categories of documents needed with respect to the Dispute, which list shall attempt to be as specific as reasonably practicable. The necessity of additional information exchange shall be determined by the arbitrator based upon the categories of documents requested, the reasonable need for the requested information, the availability of other discovery options, and the burdensomeness of the request on the opposing Party and/or witness. As they become aware of new documents or information, including experts who may be called upon to testify, all Parties continue to be obligated to provide relevant, non-privileged documents, to supplement their identification of witnesses and experts and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents that were not previously exchanged, or witnesses and experts that were not previously identified, may not be considered by the arbitrator at the hearing, unless agreed by the Parties or upon a showing of good cause.

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(ii) ESI. There shall be production of electronic documents only from sources used in the ordinary course of business. Absent a showing of compelling need, no such documents are required to be produced from backup servers, tapes or other media. Absent a showing of compelling need, the production of electronic documents shall normally be made on the basis of generally available technology in a searchable format which is usable by the Party receiving the e-documents and convenient and economical for the producing Party. Absent a showing of compelling need, the Parties need not produce metadata, with the exception of header fields for email correspondence. The description of custodians from whom electronic documents may be collected shall be narrowly tailored to include only those individuals whose electronic documents may reasonably be expected to contain evidence that is material to the Dispute. Where the costs and burdens of e-discovery are disproportionate to the nature of the Dispute or to the amount in controversy, or to the relevance of the materials requested, the arbitrator will either deny such requests or order disclosure on condition that the requesting Party advance the reasonable cost of production to the other side, subject to the allocation of costs in the final award.

(iii) Depositions. Each side may take three discovery depositions. Each side’s depositions are to consume no more than a total of eighteen (18) hours. There are to be no speaking objections at the depositions, except to preserve privilege. All depositions must be completed within the Discovery Period.

(d) Dispositive Motions. Any Party wishing to make a dispositive motion shall first submit a brief letter (not exceeding three pages) explaining why the motion has merit and why it would speed the proceeding and make it more cost-effective. The other side shall have three (3) days to respond. Based on the letters, the arbitrator will decide whether to proceed with more comprehensive briefing and argument on the proposed motion. If the arbitrator decides to go forward with the motion, he/she will place page limits on the briefs and set an accelerated schedule for the disposition of the motion. Under ordinary circumstances, the pendency of such a motion will not serve to stay any aspect of the arbitration or adjourn any pending deadlines.

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(e) Pre-Hearing Mediation. Within seven (7) days following the close of the Discovery Period, the Parties shall mediate the Dispute. The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The mediator must be someone other than the arbitrator(s). Mediation will commence at 8:00 a.m. and conclude no earlier than 6:00 p.m. unless a binding settlement agreement is executed earlier. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, its agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(f) Arbitration Hearing. The evidentiary hearing on the merits (“Hearing”) is to commence within forty-five (45) days after commencement of arbitration and shall last no longer than seven (7) days. The arbitrator must make every effort to schedule the presentation of evidence on consecutive days. The proceedings will commence at 8:00 a.m. each day and continue until the arbitrator(s) dismisses the proceedings for the day. Failure to appear on time shall result in a fine of $1,000.00 (or $2,500 if two or more instances of tardiness occur) payable to the other Party within twenty-four (24) hours. The arbitrator shall determine the appropriate procedures for the arbitration bearing in mind that the Parties selected expedited arbitration to achieve a fast, equitable solution without the formalities required by judicial processes. The Parties shall produce such evidence as the arbitrator deems necessary to understand and to determine the matters in dispute. The arbitrator shall have the power to subpoena a witness or documents upon request of either Party or as deemed necessary by the arbitrator. A brief, reasoned award is to be rendered within seven (7) days of the close of the Hearing or within seven (7) days of service of post-hearing briefs if the arbitrator(s) direct the service of such briefs. The arbitrator(s) must agree to the foregoing deadlines before accepting appointment. Failure to meet any of the foregoing deadlines will not render the award invalid, unenforceable or subject to being vacated. The arbitrator(s), however, may impose appropriate sanctions and draw appropriate adverse inferences against the Party primarily responsible for the failure to meet any such deadlines. Any sanctions involving monetary fines are to be paid by the sanctioned Party to the other Party within twenty-four (24) hours.

(g) Post-Hearing Mediation. Within three (3) days after completion of the Hearing, and before any award may be issued by the arbitrator(s), the Parties shall mediate the Dispute again. The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals, who may or may not be the same mediator who conducted the pre-hearing mediation, and in scheduling the mediation proceedings. The mediator must be someone other than the arbitrator(s). Mediation will commence at 8:00 a.m. and conclude no earlier than 6:00 p.m. unless a binding settlement agreement is executed earlier. The Parties shall notify the arbitrator(s) if a settlement is reached at mediation by no later than 12:00 p.m. CDT on the day following mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, its agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

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10.3 Costs and Fees. Costs of arbitration will be paid by the Party that initiated the arbitration (the “Disputing Party”). The amount owed by the Disputing Party shall be determined based on the Disputing Party’s good faith estimate of the costs reasonably expected to be incurred in the arbitration and mediation proceedings, which, if not agreed upon by the Parties within six (6) days after initiation of arbitration, shall be determined by the arbitrator within ten (10) days after initiation of arbitration. The amount owed by the Disputing Party shall be placed in a trust account or escrow account to be used solely for purposes of paying the costs of arbitration and mediation, as well as any award that may be entered in the other Party’s favor. The unused balance of the account, if any, will be returned to the Disputing Party at the conclusion of the arbitration. The Parties agree that failure or refusal of a Party to pay its required share of any costs, including the anticipated costs of arbitration, the deposits for arbitrator compensation and administrative charges, any Conduct Sanction, and/or any Discovery Sanction, shall constitute a waiver by that Party of the right to present evidence or cross-examine witnesses. In such event, the other Party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award, which shall be presented without the defaulting Party’s presence or participation. Such waiver shall not allow for a default judgment against the non-paying Party in the absence of evidence presented as provided for above. Notwithstanding the foregoing, the arbitrator(s) shall award to the prevailing Party, if any, the costs of arbitration and mediation and all attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration and mediation. If the arbitrator(s) determine a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrator(s) may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration and mediation.

10.4 Confidentiality. The Parties shall maintain the confidential nature of the mediation and arbitration proceedings and the award, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, to enforce the award, in connection with a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

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ARTICLE XI

RIGHT OF FIRST REFUSAL

11.1 Right of First Refusal. M42 or any holder (“Holder”) of common units of membership interest of M42 (“Units”) may not Transfer all or any portion of the assets of M42 or any of the Units to any Person other than the Company or any subsidiary thereof, unless M42 or such holder first offers the Company the option to acquire such assets in accordance with the following provisions:

(a) M42 or the Holder seeking to Transfer all or any portion of its assets or Units (in such capacity, a “ROFO Transferring Person”) shall provide the Company with notice (a “ROFO Notice”) of its desire to Transfer its assets or Units, as applicable, which ROFO Notice shall specify the assets or total number of Units that the ROFO Transferring Person desires to Transfer (the “ROFO Assets/Units”), the proposed price for such ROFO Assets/Units (which may be a formula or a written description of a formula) to be paid for such ROFO Assets/Units and the expected date of the proposed Transfer.

(b) The Company shall have a period of up to sixty (60) days following receipt of the ROFO Notice to deliver to the ROFO Transferring Person an offer (a “ROFO Offer”) to acquire all or a portion of the ROFO Assets/Units, which ROFO Offer shall set forth the amount (which may be a formula or a written description of a formula) and form of the proposed consideration offered for such ROFO Assets/Units and any other material terms or conditions of such ROFO Offer. The ROFO Transferring Person shall have ten (10) Business Days following receipt of the ROFO Offer to decide whether to accept any ROFO Offer received from the Company.

(c) If the ROFO Transferring Person timely elects to accept a ROFO Offer, then (i) the ROFO Transferring Person shall promptly notify the Company of such acceptance (such notice, a “ROFO Acceptance Notice”), including the amount (which may be a formula or a written description of a formula) and form of consideration to be paid for the ROFO Assets/Units and (ii) the sale of such ROFO Assets/Units to the Company shall occur no later than sixty (60) days following the ROFO Transferring Person’s delivery of the ROFO Acceptance Notice, subject to extension in order to obtain any required regulatory approvals.

(d) In the event that the ROFO Transferring Person does not receive or declines to accept any ROFO Offer from the Company, the ROFO Transferring Person may proceed with its proposed Transfer of the ROFO Assets/Units at a price that is greater than the highest price offered by the Company, and on terms and conditions that are no less favorable than the terms offered by the Company; provided further, however, if such ROFO Assets/Units have not been sold within one hundred twenty (120) days after the delivery of the initial ROFO Notice, the ROFO Transferring Person shall again be required to comply with the foregoing right of first offer provisions.

For purposes of the Article XI, the term “Transfer” or “Transferred” shall mean any direct or indirect sale, exchange, transfer, pledge, hypothecation, gift, or other disposition of any assets or Units or any legal, economic, or beneficial interest in any assets or Units or the entry into any contract, option, or other arrangement with respect thereto.

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11.2 Any attempted or purported Transfer of assets or Units that does not satisfy the requirements set forth in this Article XI shall be null and void ab initio and of no force or effect, and the purported transferee shall have no rights whatsoever in the assets or Units purported to be so Transferred nor any rights as a holder of assets or Units, as applicable.

ARTICLE XII

GENERAL PROVISIONS

12.1 Amendments and Waivers. This Agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by both Parties hereto or, in the case of a waiver, by the Party waiving compliance, in a document that refers to this Agreement. No failure or delay on the part of any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

12.2 Assignment.

(a) General Restriction. Neither Party may assign or otherwise transfer or delegate this Agreement or any of a Party’s rights, duties, or obligations under this Agreement to another Person without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b) Notwithstanding the foregoing, this Agreement may be assigned or transferred by a Party without the consent of the other Party to: (i) any Affiliate of the assigning Party; or (ii) any successor in connection with a merger, acquisition, consolidation, reorganization, or sale of all or substantially all of the assets of the assigning Party or that succeeds the assigning Party by operation of law; provided, that such assignment must not be to any competitor of the non-assigning party, as determined in the reasonable discretion of the non-assigning party. Nothing herein will prohibit or restrict a change of control of either Party or any Affiliate of that Party or require the consent of the other Party to any assignment or transfer of this Agreement in connection with any change of control of the assigning Party.

(c) Effect of Assignment. This Agreement will be binding on and inure to the benefit of each Party hereto and to each Party’s respective permitted successors and assigns.

12.3 Notices. Any notice, requests, consents, and other communications required or permitted under this Agreement will be considered to have been duly given (i) upon receipt by recipient as indicated on the courier’s receipt in the case of delivery by courier or messenger service; (ii) on the date of transmission if sent by electronic mail (with confirmation of receipt); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service. The record addresses for the Parties are set forth on the signature page to this Agreement and may be changed from time to time by notice from the changing Party to the other Party pursuant to the provisions of this Section.

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12.4 Independent Parties. The relationship of the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating a joint venture, agency, employment, or partnership relationship among the Parties hereto nor will any Party have the right, power, or authority to create any obligation or duty, express or implied, on behalf of any other Party.

12.5 Force Majeure. Neither Party will be liable hereunder by reason of any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by events beyond its reasonable control, including labor disputes, riots, insurrection, terrorism, fires, flood, storm, explosions, earthquakes, Internet or third-party telecommunication failures or outages, acts of God, war, or governmental action each, a “Force Majeure Event”). A Party experiencing a Force Majeure Event shall promptly notify the other Party and shall use best efforts to diligently and promptly mitigate the impact and length of the delay and to resume performance as soon as practicable. If, in the reasonable judgment of the Party not experiencing a Force Majeure Event, a Force Majeure Event applicable to the other Party materially and adversely impacts or is reasonably likely to materially and adversely impact, either by reason of the length of the delay or the nature of the event, the ability of the Party experiencing the Force Majeure Event to perform its obligations under this Agreement in a timely manner, the Party not experiencing the Force Majeure Event may elect to perform itself or have third parties perform the obligations of the Party experiencing the Force Majeure Event, in which case the Parties shall in good faith negotiate reasonable compensation to be paid by the Party experiencing the Force Majeure Event to offset or mitigate the costs incurred by the Party not experiencing the Force Majeure Event .

12.6 Further Assurances. Each Party agrees to execute and deliver any and all further documents, and to perform such other acts, as may be reasonably necessary or expedient to carry out and make effective the purposes and intent of this Agreement.

12.7 Governing Law. This Agreement, its construction and the determination of any rights, duties, or remedies of the Parties arising out of or relating to this Agreement will be governed by, enforced under, and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. The parties exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods if otherwise applicable to this Agreement.

12.8 Severability. Each term, covenant, condition, or provision of this Agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition, or provision will be deemed to be invalid or unenforceable, the court finding such invalidity or unenforceability will modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed will be deleted and the remaining terms and provisions will continue in full force and effect.

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12.9 Interpretation. Every provision of this Agreement is the result of full negotiations between the Parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel. Each Party hereto further agrees and acknowledges that it is sophisticated in legal affairs and has reviewed this Agreement in detail. Accordingly, no provision of this Agreement shall be construed in favor of or against any Party hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof. Captions and headings of sections contained in this Agreement are for convenience only and shall not control the meaning, effect, or construction of this Agreement. Time periods used in this Agreement shall mean calendar periods (i.e., days, months, and years) in the State of Texas, USA, unless otherwise expressly indicated. All references to fees, expenses, costs, and payments thereof are in U.S. Dollars. The English language shall apply to any interpretation of this Agreement. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular as well as the masculine, feminine, and neuter genders, (ii) the terms “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “or” shall be inclusive and not exclusive, (iv) all references to Articles, Sections, subsections, preambles, or recitals, refer to the Articles, Sections, subsections, preamble, and recitals of this Agreement, (v) the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall unless otherwise stated be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof, (vi) the terms “dollars” or “$” means United States dollars, (vii) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified through the date hereof in accordance with the terms thereof and includes all addenda, exhibits, and disclosure schedules thereto, (viii) any reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and (ix) any reference to any governmental authority includes any designee thereof or successor thereto. Any disclosures in any other transaction document of any information that is not required under the terms hereof or thereof to be disclosed herein or therein shall not change or diminish the disclosure requirements herein or therein.

12.10 Publicity. Neither Party shall issue any press release or make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as may be required by applicable law or regulation (including securities laws). Notwithstanding the foregoing, each Party may identify the other Party as a customer or licensor, as applicable, in marketing materials and on its website, subject to the other Party’s reasonable approval of such use.

12.11 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement.

12.12 Remedies. No remedy conferred on a Party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies by a Party will not constitute a waiver of the right to pursue other available remedies.

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12.13 Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. Electronic signatures (including signatures transmitted by PDF, DocuSign, or similar electronic means) shall have the same force and effect as original signatures and be deemed binding for all purposes hereof.

12.14 Entire Agreement. This Agreement, any Source Code Escrow Agreement, the Technology Services Agreement (to be entered into contemporaneously herewith), and any Service Level Agreement thereunder constitute the complete and exclusive statement of agreement between the Parties and supersedes all prior agreements, understandings, and communication of any kind by and between the Parties, whether written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Parties have executed this Master License Agreement as of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

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MESSIER 42 LLC

By:
John P. Rochon
Chairman

Date:

Address:

17304 Preston Road, Suite 520

Dallas, TX 75252

AIAI HOLDINGS CORPORATION

By:
Todd Furniss
Chief Executive Officer

Date:

Address:

17304 Preston Road, Suite 520

Dallas, TX 75252

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